UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No.)

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission only
(as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

NEPTUNE INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NEPTUNE INDUSTRIES, INC.
815 N Homestead Blvd, #410
Homestead, FL 33030

NOTICE OF ACTION BY WRITTEN CONSENT

Dear Shareholders:

NOTICE IS HEREBY GIVEN that on July 6, 2009, Neptune Industries, Inc., a Florida corporation (the “Company”) received the written consent, in lieu of a meeting of shareholders, from the holders of shares representing approximately 57.6% of its outstanding common stock, par value $.001 per share (the “Common Stock”), effective as of the earliest date permitted after the delivery of an Information Statement on Schedule 14C pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) and in compliance with Exchange Act Rule 14c-2(b).  As explained in the enclosed information statement, holders of a majority of the Company's shares of Common Stock have executed the written consent electing Messrs. Steve Carbone and Michael Joubert to serve as the directors of the Company (the “Election”).

The details of the foregoing action and other important information are set forth in the accompanying information statement.

Under Section 607.0704 of the Florida Business Corporation Act (“FBCA”), action by shareholders may be taken without a meeting, without prior notice, by written consent of the holders of shares of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. On that basis, a shareholder holding a majority of the outstanding shares of Common Stock approved the Election. No other vote or shareholder action is required. Under Florida law, no dissenters’ or appraisal rights are afforded to the Company’s shareholders as a result of the approval of the Election as described herein.

Please read this information statement carefully and in its entirety. Although you will not have an opportunity to vote on the approval of the Election, this information statement contains important information about the action.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is first being mailed on or about August 5, 2009 to all shareholders of record as of July 31, 2009.

By Written Consent of the Majority Shareholders

/s/ Steve Carbone
Steve Carbone Interim Executive Chairman

August 5, 2009

NEPTUNE INDUSTRIES, INC.
815 N Homestead Blvd, #410
Homestead, FL 33030

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL INFORMATION

This information statement is being furnished to the Company’s shareholders in connection with the action taken by the holders of a majority of the shares of outstanding Common Stock of the Company with respect to the Election. In accordance with Section 607.0704 of the FBCA, on or about July 6, 2009, the Company received a written consent in lieu of a meeting from two shareholders, Messrs. Ernest D. Papadoyianis and Xavier T. Sal Cherch (together, the “Majority Shareholders”), who together beneficially own 24,372,437 shares of Common Stock, representing approximately 57.6% of the 42,297,559 shares of Common Stock issued and outstanding as of July 31, 2009 (“Record Date”). A copy of the written consent is attached hereto as Appendix A.

This information statement is first being mailed or furnished to the Company’s shareholders on or about August 5, 2009 in order to comply with the requirements of Section 14(c) of the Exchange Act and Section 607.0704 of the FBCA. The Company will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date by (i) each person (or group of affiliated persons) who is known by the Company to own more than five percent of the outstanding shares of its Common Stock, (ii) each director and executive officer, and (iii) all of the Company’s directors and executive officers as a group. Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s (“SEC”) rules and generally includes voting or investment power with respect to securities.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Security Ownership of Management:
Common Stock	Steve Carbone	0	*
Common Stock	Michael Joubert (3)	15,834	*
	Officer & Directors as a Group (2 persons)	15,834	*

Security Ownership of Certain Beneficial Owners:
Common Stock	Ernest D. Papadoyianis (4)(5)(6)	13,753,004	31.37%
Common Stock	Xavier T. Sal Cherch (4)(5)(7)	13,709,321	31.27%

* Less than 1%

(1)	Unless otherwise noted, the principal address of each of the directors and officers listed above is c/o Neptune Industries, Inc., 815 N Homestead Blvd, #410, Homestead, FL 33030.

(2)	Assuming 42,297,559 shares of Common Stock issued and outstanding as of July 31, 2009.

(3)
This amount includes options to purchase 15,000 shares of Common Stock, exercisable within 60 days of the Record Date.  The board of directors of the Company also approved the grant of options to Mr. Joubert on August 1, 2008 to purchase an additional 30,000 shares of Common Stock, however, Mr. Joubert has not yet received any formal documentation related to the award so this amount has not been included in the table above.

(4)
In connection with a settlement agreement entered into between the Majority Shareholders and the Company on June 25, 2009, the Majority Shareholders agreed to surrender back to the Company all ownership in the Company, including but not limited to all shares of the Company’s Common Stock and preferred stock, as well as all stock options, warrants and any stock rights they held in the Company.  Specifically, Mr. Papadoyianis will return 12,208,060 shares of Common Stock and Mr. Cherch will return 12,164,377 shares of Common Stock for cancellation approximately twenty (20) days after the first mailing of this information statement.  At the same time, Messrs. Papadoyianis and Cherch will return for cancellation options to purchase 1,500,000 shares of Common Stock each, as well as warrants to purchase 44,944 shares of Common Stock each.  As part of the settlement agreement, however, Messrs. Papadoyianis and Cherch will each receive shares of the Company’s Common Stock equal to three percent (3%) of the recapitalized Common Stock after the Company’s withdrawal from the Chapter 11 proceedings.

(5)
This amount includes options to purchase 1,500,000 shares of Common Stock and warrants to purchase 44,944 shares of Common Stock, all of which are exercisable within 60 days of the Record Date.  These options and warrants will subsequently be cancelled approximately twenty (20) days after the first mailing of this information statement.

(6)	Mr. Papadoyianis’ address is 21218 St. Andrews Blvd., #738, Boca Raton, FL 33433.

(7)	Mr. Cherch’s address is 4510 S. Barwick Ranch Circle, Delray Beach, FL 33445.

ELECTION OF DIRECTORS

Reasons for the Election

On February 13, 2009 (the “Petition Date”), an involuntary petition under Chapter 11 of the Bankruptcy Code was filed against the Company by certain holders of the Company’s outstanding convertible debentures (the “Petitioning Creditors”) in the United States Bankruptcy Court for the Southern District of Florida, In re: Neptune Industries, Inc., Case No. 09-12509-EPK.  On February 26, 2009, the Court granted the Petitioning Creditors’ Motion to Appoint Chapter 11 Trustee and Barry E. Mukamal (the “Trustee”) was appointed Chapter 11 trustee that same day.

As a result of the bankruptcy, on or about March 16, 2009, each of the following officers and directors of the Company resigned from all of their respective positions with the Company: Ernest D. Papadoyianis, Chairman, President and Chief Executive Officer; Xavier T. Sal Cherch, Chief Operating Officer, Secretary, Treasurer and Director; William H. Ryan, Director; and James M. Harvey, Director.  On or about March 19, 2009, Don C. Tewksbury resigned as a director of the Company.  The resignations were not the result of any disagreements between the Company and the respective directors and executive officers.  Following the dismissal of the bankruptcy, the Company was left without any officers and directors.

On June 25, 2009, the Company and the Majority Shareholders entered into a settlement agreement (the “Settlement Agreement”) to allow the Company to exit Chapter 11 via a dismissal of the original bankruptcy filing.  On June 30, 2009, the Bankruptcy Court approved the voluntary dismissal of the bankruptcy action as well as the Settlement Agreement.  As part of the Settlement Agreement, the Majority Shareholders agreed to cancel their ownership in the Company, as well as all notes, claims, debts or obligations they may have with the Company.  In addition, the Majority Shareholders agreed to forfeit any accrued salaries and interest, currently held or due or payable to the Majority Shareholders, and to release the Company from any and all claims whatsoever.  The cancellation of the shares of Common Stock held by the Majority Shareholders is anticipated to occur approximately twenty (20) days after the first mailing of this information statement.  At that time, all of the promissory notes, options and warrants held by the Majority Shareholders will also be cancelled.

On July 6, 2009, in order to fill two of the vacant board seats, the Majority Shareholders executed a written consent electing Messrs. Steve Carbone and Michael Joubert to the Company’s board of directors until such time as a formal shareholder meeting can be held to duly elect a new board of directors.  In addition, effective July 15, 2009, the Majority Shareholders executed a written consent appointing Mr. Steve Carbone as Interim Executive Chairman of the Company.

Vote Required

In general, the affirmative vote of the holders of a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which quorum is present is required to elect directors.  However, in accordance with Section 607.0704 of the FBCA, action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted.  As a result, the holders of shares representing approximately 57.6% of our shares of Common Stock outstanding on July 6, 2009 voted to elect Messrs. Carbone and Joubert as directors of the Company by written consent dated July 6, 2009.

The Election will be effective on or about August 25, 2009, which is twenty (20) days after the first mailing of this information statement to the Company’s shareholders.  Thereafter, Messrs. Carbone and Joubert will remain directors until the next annual meeting of the shareholders as provided for in the Company’s By-laws, whereupon a duly elected board of directors will be appointed.

Outstanding Voting Shares

As of the Record Date, there were 42,297,559 shares of Common Stock and 100,000 shares of Series C Preferred Stock issued and outstanding.  The shares Common Stock constitute the only issued and outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one (1) vote on all matters submitted to shareholders.  The shares of Series C Preferred Stock do not have any voting rights on matters submitted to shareholders unless and until they are converted into Common Stock.

Dissenters’ Rights of Appraisal

The FBCA does not provide for appraisal or dissenters’ rights in connection with the Election.

Directors

Information regarding the directors and their ages as of the Record Date is as follows:

Name	Age	Position
Steve Carbone	57	Interim Executive Chairman, Director
Michael Joubert	36	Director

The business experience for the past 5 years, unless otherwise indicated, of each member of the board of directors is set forth below. There are no family relationships among our directors.

Steve Carbone. Mr. Carbone has served as a consultant to the Company through his firm, Southeastern Associates, since June 30, 2009, concentrating on customer, vendor, shareholder and noteholder relations and acting as an overseer of the Company’s financial restructuring.  In January 2008, Mr. Carbone founded and now operates Southeastern Associates in Fort Lauderdale, Florida.  He serves in the capacity of Chief Executive Officer and operates the company as business consultants with clients worldwide participating in business opportunities in the Southeastern United States.  The firm pursues opportunities with the Department of Defense utilizing contract vehicles such as R23G (rapid response government contract), ETOSS  (government contract utilized for manufactured products rather than services) and S3 (government contract providing lifecycle & logistics services).  In 1981, Mr. Carbone founded Freedom Electronics, Inc. and built that company into a contract manufacturer of telecom products.  As part of that growth, he founded Freedom do Brasil in 1999 and co-founded Freedom Vertical Technologies in 2000 in an effort to expand business opportunities.  Mr. Carbone served as CEO and Business Development Manager of Freedom Vertical Technologies from January 2002 until his resignation in January 2009.  Mr. Carbone was nominated in 1996 for the Ernst & Young’s Entrepreneur of the Year.  Mr. Carbone received a Bachelor of Science degree in Biology and Related Sciences from Seton Hall University.

Michael Joubert. Mr. Joubert previously served as the Company’s Vice President of Operations from July 2005 to January 2009.   Mr. Joubert joined the Company in 2002 as Farm Manager and is in charge of supervising all South Florida fish farming operations for the Company. He was based on-site at the Blue Heron Aqua Farms facility in South Florida for five years, and developed the farm’s production protocols while building a strong production team. Mr. Joubert developed and operated commercial fish farming operations in his native country, South Africa and abroad prior to joining the Company. His farm produced a variety of freshwater ornamental species for export, as well as supplied several local growers with catfish fingerlings for their grow-out farms. Prior to joining the Company, he was also an active consultant/manager for the H.D. Hill Fish Farm, where he supervised the production of African catfish for export into the European market. This farm utilized an intensive water recirculation system. Throughout this time Mr. Joubert was also involved in outside consulting to local municipalities, state government, and private companies for fisheries related projects. Mr. Joubert holds a Bachelor of Science degree in aquaculture from the University of the North, Sovenga, a Master of Philosophy degree in Aquaculture from the University of Stellenbosch, and an Integrated Fish Farming Training Certificate from the Asian-Pacific Regional Research & Training Center in China.

Executive Officers

The Company does not presently have any executive officers, however, effective July 15, 2009, the Majority Shareholders appointed Mr. Steve Carbone as the Interim Executive Chairman to manage the affairs of the Company while it actively seeks a chief executive officer and chief financial officer.

Involvement in Certain Legal Proceedings

Except as indicated herein, no event has occurred with respect to the directors elected hereby during the past five years which is material to an evaluation of the ability or integrity of such director.  Currently, there are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Certain Relationships and Related Transactions

Employment of Michael Joubert

Mr. Michael Joubert has been employed by the Company or its subsidiaries since December 2002, initially as farm manager and commencing in July 2005, as Vice President of Operations of the Company.  The Company previously entered into an employment agreement with Mr. Joubert terminating October 31, 2005, which provided for a minimum annual salary of $35,000.  The employment agreement was subsequently renewed, effective November 1, 2005, for another four years through October 31, 2009, and provided for a minimum annual salary of $42,500.  On February 11, 2005, the Company issued Mr. Joubert 834 shares of Common Stock as an annual bonus.  In addition, effective March 31, 2006, the Company granted Mr. Joubert options to purchase 15,000 shares of Common Stock at an exercise price of $0.3133 per share exercisable for ten years from the issue date, which was July 1, 2006.  The board of directors of the Company subsequently approved the grant of options to Mr. Joubert to purchase an additional 30,000 shares of Common Stock on August 1, 2008.   The board consent granting the options indicated that the options would have an exercise price equal to the average bid price of the Company’s Common Stock for the five trading days prior to the award of the options, however, Mr. Joubert has not yet received any formal documentation related to the award.

During February 2008, Mr. Joubert’s salary was increased to $52,500 per year.  Effective January 16, 2009, Mr. Joubert was terminated by the Company’s previous management but was rehired by the Trustee on or about February 27, 2009 in order to assist the Trustee in the management of the fish farm at the same base salary of $52,500 per year.  Mr. Joubert continues to be compensated at an annual salary of $52,500 for his present work in rebuilding the Company’s fish farm, however, there is no employment agreement currently in place.

Settlement Agreement with the Majority Shareholders

As part of the Settlement Agreement, the Company agreed that the Aqua-Sphere technology, its patents, trademarks, ancillary intellectual property will be the sole and exclusive property of the Majority Shareholders, and that any and all prior rights of the Company have been terminated.  In addition, the Company agreed to convey to the Majority Shareholders one hundred percent (100%) of the outstanding common stock of the Company’s subsidiary, Aqua Biologics, Inc. (“ABI”), including all of the assets of the corporation such as: the Ento Protein technologies and its intellectual property, all equipment related to the Lake Linda site, but not including any debts or liabilities incurred after the Petition Date.  The Majority Shareholders agreed to grant a ten (10) year non-exclusive licensing agreement to the Company for the Aqua-Sphere technology.  Such agreement would allow the Company to purchase Aqua-Sphere systems from the Majority Shareholders at retail pricing, and without prejudice, for the Company’s own use, on a worldwide basis.  Additionally, the licensing agreement would grant the Company the right to act as a non-exclusive sales agent for the Majority Shareholders, and provide payment to the Company on a commission basis equal to ten percent (10%) of the selling price of any Aqua-Sphere systems delivered by the Majority Shareholders as a result of the efforts of the Company.

In exchange and as consideration for such conveyance of ABI, the Majority Shareholders agreed to surrender back to the Company all ownership in the Company, including but not limited to all shares of common and preferred stock, as well as all stock options, warrants and any stock rights they held in the Company.  Specifically, Mr. Papadoyianis will return 12,208,060 shares of Common Stock and Mr. Cherch will return 12,164,377 shares of Common Stock for cancellation.  In addition, Messrs. Papadoyianis and Cherch will also return options to purchase 1,500,000 shares of Common Stock each, as well as warrants to purchase 44,944 shares of Common Stock each.  The Majority Shareholders, however, are entitled to receive shares of the Company’s Common Stock equal to three percent (3%) of the recapitalized Common Stock after the Company’s withdrawal from the Chapter 11 proceedings.  This equity interest will dilute on a pari passu basis to other equity in the Company as a result of any financings.

In addition, the Majority Shareholders agreed to cancel all notes, claims, debts or obligations (including forfeiture of any accrued salaries and interest) they may have with the Company, except for certain debt obligations incurred after the Petition Date.  The Majority Shareholders also agreed to grant the Company a three percent (3%) ownership in Closed Containment Systems, Inc. (“CCS”) and Aqua Biologics, Inc.  This equity interest will dilute on a pari passu basis to other equity in CCS and Aqua Biologics, Inc. as a result of any financings.

Notes Issued to the Majority Shareholders

On February 7, 2006, the board of directors resolved to repay certain outstanding promissory notes in the aggregate principal amount of $70,000 ($35,000 each) issued to Messrs. Papadoyianis and Cherch, through the issuance of new notes which bear interest at the rate of 15% per annum, and included one warrant for every dollar outstanding, or 70,000 total warrants. Each warrant granted the holder the right to purchase one share of Common Stock at an exercise price of $0.30 per share for a period of three years. The new notes were in the amount of $44,944 each, including the repayment of principal in the amount of $35,000 and accrued interest of $9,944 each.  The notes and related warrants were all cancelled as a part of the Settlement Agreement.

Licensing Agreement

On July 2, 2008, the Company entered into a licensing agreement (the “Licensing Agreement”) with the Majority Shareholders to continue the licensing of the Aqua-Sphere technology.  The prior licensing agreement had been signed in 1998 and had provided for a limited use of the technology owned by the two inventors in North America only, but with a right of first refusal for other geographic territories.  Royalties were deferred for the first five (5) years of the license term, but then began to accrue, and a total of $100,000 was owed to each inventors at June 30, 2008. By agreement this amount was not accrued and was waived as part of the new Licensing Agreement.

The Licensing Agreement was negotiated and approved by a special committee of the board of directors, made up of all the directors other than Messrs. Papadoyianis and Cherch, and provided the Company with the exclusive worldwide right to use, develop, manufacture, market, sell and distribute the Aqua-Sphere and Aqua-Cell technology for a term of twenty (20) years.  The license rights were then assigned to the Company’s technology subsidiary, ABI, which continued the previous development and research activities.

The Licensing Agreement provided for an initial advance royalty payment equal to $200,000, payable $100,000 at signing and the remaining $100,000 in the form of two promissory notes ($50,000 each), payable on or before July 1, 2009, with interest at a rate of thirteen percent (13%), plus 500,000 shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”) to each of the inventors.  The Series A Preferred Stock was convertible at a ratio of 10-to-1 into 5,000,000 shares of Common Stock.  Although the Series A Preferred Stock was issued on July 3, 2008, the Company was unable to make the initial advance royalty payment of $100,000 on July 3, 2008 and was therefore in default under the Licensing Agreement.  The Majority Shareholders notified the Company of the default, and in accordance with the Licensing Agreement, the Company had 30 days in which to cure the default.  On October 1, 2008, the time period expired without the default having been cured.  On December 5, 2008, the board of directors of the Company voted that the Licensing Agreement had terminated and that the Company had no further claim or right to the Aqua-Sphere technology. As previously described above, in the Settlement Agreement, the Company agreed to convey one hundred percent (100%) of the outstanding common stock of ABI to the Majority Shareholders, which conveyed any rights the Company may have had to the Aqua-Sphere technology under the Licensing Agreement.  The Majority Shareholders agreed to grant a ten (10) year non-exclusive licensing agreement to the Company for the Aqua-Sphere technology, however, no formal agreement has been entered into at this time.

Review, Approval or Ratification of Transactions with Related Persons

While the Company has not adopted formal written policies or procedures for consideration of related party transactions, the Company’s board of directors routinely reviews potential transactions with those parties it has identified as related parties prior to the consummation of the transaction. Each transaction is reviewed to determine that a related party transaction is entered into by the Company with the related party on an “arms length” basis, or pursuant to normal competitive negotiation.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of its equity securities, to file reports of securities ownership and changes in such ownership with the SEC.  Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

As a result of the recent appointment of Messrs. Carbone and Joubert to manage the affairs of the Company after the bankruptcy, Messrs. Carbone and Joubert are still in the process of reviewing the Company’s records and have been unable to adequately confirm the extent to which the reports required pursuant to Rule 16a-3 under the Exchange Act have not been timely filed during the fiscal year ended June 30, 2009.  However, at this time, based solely upon a review of Forms 3, Forms 4, and Forms 5 filed with the SEC pursuant to Rule 16a-3 under the Exchange Act, it is believed that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act during the year ended June 30, 2009 were timely filed, as necessary, by the officers, directors, and security holders required to file such forms, except for the following:

Mr. Ernest Papadoyianis filed his initial Form 3 late, filed two Form 5s late, one of which was filed as a result of his failure to file a Form 4 with respect to one transaction and failed to file a Form 4 with respect to six transactions;

Mr. Xavier Cherch filed his initial Form 3 late, filed two Form 5s late, one of which was filed as a result of his failure to file a Form 4 with respect to one transaction and failed to file a Form 4 with respect to six transactions;

Mr. Robert Hipple formerly served as principal financial officer and corporate counsel for the Company as a designated representative of CF Consulting, LLC, which provided financial and legal consulting services to the Company under a consulting agreement.  Mr. Hipple filed his initial Form 3 late and two Form 5s late and based solely on the Company’s review of previous filings with the SEC and his filings pursuant to Section 16(a) of the Exchange Act, it appears that Mr. Hipple has failed to file a Form 4 with respect to five transactions, however, this does not take into account any possible disclaimer of beneficial ownership by Mr. Hipple of the shares owned by either Mr. Hipple’s wife or CF Consulting;

Mr. James M. Harvey filed his initial Form 3 late, filed two Form 5s late and failed to file a Form 4 with respect to two transactions;

Mr. Don C. Tewksbury filed his initial Form 3 late, filed two Form 5s late and failed to file a Form 4 with respect to one transaction;

Mr. William H. Ryan failed to file his initial Form 3; and

Mr. Daniel D. Hickey filed his initial Form 3 late and filed a Form 4 late with respect to three transactions.

Meetings of the Board of Directors

During the fiscal year ended June 30, 2009, the board of directors of the Company held four (4) meetings including both regular and special meetings. The Company does not have a formal policy regarding attendance by its directors at annual shareholders meetings and the Company did not hold an annual meeting of shareholders last year.

Independence of Members of the Board of Directors; Standing Committees

One of the Company’s directors, Mr. Michael Joubert, is currently employed by the Company and is therefore not independent under any definition of independence of a national securities exchange or of an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. Furthermore, Mr. Steve Carbone is not independent, within the meaning of the NYSE Amex Equities corporate governance rules, although these rules are not presently applicable to the Company, due to the fact that Mr. Carbone is serving as a consultant to the Company through his company, Southeastern Associates.  Therefore, the board of directors cannot affirmatively determine that Mr. Carbone does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Company does not currently have separately designated audit, nominating or compensation committees, or committees performing similar functions. Accordingly, there are no audit, nominating or compensation committee charters. The Company’s board of directors believes the full board can adequately perform the functions of these committees. Therefore, following the effective date of the Election, it is anticipated that the new members of the board of directors will serve on the compensation, nominating and audit committees.

Shares of the Company’s Common Stock are not listed on any national securities exchange, and thus the Company is not subject to the SEC’s or any exchange’s rules requiring standing committees or independent directors. The Company is not, and in the past has not been, subject to any specific corporate governance guidelines or rules imposing requirements on the independence of its directors or committee members. In the event the Company seeks to have its common stock or other securities quoted on a tier of a national securities exchange, it will reevaluate the need to have independent directors on its board of directors and on standing committees, in light of applicable corporate governance rules and corporate best practices.

Director Nomination Process

The board of directors will identify director candidates through numerous sources, including recommendations from directors, executive officers and the Company’s shareholders. The board of directors will seek to identify those individuals most qualified to serve as board members and will consider many factors with regard to each candidate, including judgment, reputation, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other directors and the candidate’s willingness to devote the time and effort required for board responsibilities.

The board of directors will consider properly submitted shareholder recommendations for director candidates. Director candidates recommended by shareholders will be given the same consideration as candidates suggested by directors and executive officers. The board has the sole authority to select, or to recommend, the nominees to be considered for election as a director.

The Company’s board of directors does not presently have any formal policy or procedures with regard to the consideration of any director candidates recommended by shareholders, however, it is the intention of Messrs. Carbone and Joubert to adopt such a policy after assuming the role of directors of the Company.

Communication with the Board of Directors

Shareholders may communicate issues or concerns regarding the Company’s business, its conduct, including accounting, internal accounting controls or audit matters, or the functions of the board of directors to the board of directors, individual members of the board of directors, or the Company’s executive officers. Such communications may be confidential or anonymous, and may be e-mailed or submitted in writing addressed in care of Steve Carbone, at 815 N Homestead Blvd, #410, Homestead, FL 33030.

The board of directors has not yet adopted a formal process for shareholders to send communications to the board of directors, however, it is anticipated that an executive officer of the Company will review all correspondence and will create a log of all correspondence received. The executive officer will periodically forward any correspondence received from a shareholder that deals with concerns regarding the Company’s business, its conduct or with the functions of the board of directors or which the executive officer otherwise determines requires the attention of the board of directors, to the board of directors or to the member of the board of directors to whom the correspondence is addressed. Directors may at any time review the log of all correspondence received and request copies of any such correspondence.

EXECUTIVE COMPENSATION

The following table sets forth certain information relating to the compensation paid to (i) Ernest D. Papadoyianis, the Company’s former President, Chief Executive Officer and director, (ii) Xavier T. Sal Cherch, the Company’s former Chief Operating Officer, Secretary, Treasurer and director, and (iii) Steve Carbone, the Company’s Interim Executive Chairman (collectively, the “named executive officers”) during our fiscal years ended June 30, 2008 and June 30, 2009.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Other Compensation ($)	Total Compensation ($)
Ernest D. Papadoyianis (2)	2009	177,419(3)	-	170,000(6)	25,000(7)	107,837(3)	480,256
Former President, Chief Executive Officer, and Director	2008	235,563(4)	964,940(5)	-	-	90,762(4)	1,291,265

Xavier T. Sal Cherch (8)	2009	177,419(3)	-	170,000(6)	25,000(7)	107,905(3)	480,324
Former Chief Operating Officer, Secretary, Treasurer and Director	2008	235,563(4)	964,940(5)	-	-	90,828(4)	1,291,331

Steve Carbone (9)	2009	-	-	-	-	-	-
Interim Executive Chairman and Director-Elect	2008	-	-	-	-	-	-

(1) The amounts listed do not reflect amounts paid or due to CF Consulting, LLC (“CF Consulting”) for its contracted consulting services, through which it provided principal financial officer and corporate counsel services on a consulting basis since neither CF Consulting nor any principal or employee of CF Consulting is an officer, director or employee of the Company.  CF Consulting was due a total consulting fee of $169,502 and $200,003 for each of the fiscal years ended June 30, 2008 and June 30, 2009, respectively.  Of those amounts, CF Consulting was paid approximately $91,000 and $19,500 for each of the fiscal years ended June 30, 2008 and June 30, 2009, respectively.  The remaining balance was accrued during each of the respective fiscal years.  Any deferred compensation accrued interest at a rate of twelve percent (12%) per annum, compounded monthly, until paid in full.  Accordingly, CF Consulting was entitled to an additional $8,450 and $26,895 in accrued interest during the fiscal years ended June 30, 2008 and June 30, 2009, respectively.  In addition, during the fiscal year ended June 30, 2008, CF Consulting was issued 200,000 shares of Common Stock, valued at $83,960 and 82,500 shares of Series A Preferred Stock, valued at $346,335.  During the fiscal year ended June 30, 2009, CF Consulting was granted options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.19 per share for a period of ten (10) years, valued at $170,000.  The value of the options, Common Stock and Series A Preferred Stock described above were all calculated in accordance with FAS 123R.

(2) Mr. Ernest D. Papadoyianis resigned from all of his positions with the Company effective March 16, 2009.

(3)  For the fiscal year ended June 30, 2009, Messrs. Papadoyianis and Cherch were each entitled to annual compensation in the amount of $250,000 under the employment agreements signed by each of them with the Company.  Their employment agreements were both terminated effective March 16, 2009, the date of their resignation from their positions with the Company.  Accordingly, Messrs. Papadoyianis and Cherch each earned an aggregate of $177,419 in compensation during the fiscal year ended June 30, 2009.  Of that amount, $151,729 was deferred by each person and was accrued during the fiscal year ended June 30, 2009 for future payment.  Any deferred salary accrued interest at a rate of twelve percent (12%) per annum, compounded monthly, until paid in full.  As a result, Messrs. Papadoyianis and Cherch were entitled to an additional $107,837 and $107,905, respectively, in accrued interest during the fiscal year ended June 30, 2009 (which included the accrued interest owed from the fiscal year ended June 30, 2008 in the amount of $90,762 and $90,828, respectively).   The accrued portion of their total salaries, including accrued interest, was subsequently cancelled pursuant to the Settlement Agreement entered into on June 25, 2009.

(4) Messrs. Papadoyianis and Cherch were entitled to compensation in the amount of $235,563 each for the fiscal year ended June 30, 2008 under the employment agreements signed by each of them with the Company.  A portion of the salaries due were deferred due to the Company’s cash position at the time and were accrued during the fiscal year ended June 30, 2008 for future payment. The accrued portion of the total salaries ($99,158 each) representing 42.6% of the amounts due each was included in Accrued and Other Current Liabilities on the Company’s financial statements for the fiscal year ended June 30, 2008.  Any deferred salary accrued interest at a rate of twelve percent (12%) per annum, compounded monthly, until paid in full.  Accordingly, Messrs. Papadoyianis and Cherch were entitled to an additional $90,762 and $90,828, respectively, in accrued interest during the fiscal year ended June 30, 2008 (which included the accrued interest owed from the fiscal year ended June 30, 2007).  Any accrued portion of these salaries and interest outstanding was subsequently cancelled pursuant to the Settlement Agreement entered into on June 25, 2009.

(5) In October 2007, $200,000 in outstanding accrued salary for each of Messrs. Papadoyianis and Cherch was converted into 200,000 shares of Series A Preferred Stock each.  In addition, Messrs. Papadoyianis and Cherch each received an additional 300,000 shares of the Company’s Common Stock in connection with their new employment agreements entered into effective October 1, 2007.  The employment agreement provided that the 300,000 shares had a value fixed at $0.16 per share, which was 60% of the average 30 day market price, with a discount to reflect lack of marketability for at least two (2) years due to securities law restrictions.  However, the value of these stock awards has been calculated in accordance with FAS 123R.

(6) On August 1, 2008, Messrs. Papadoyianis and Cherch were each granted options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.19 per share for a period of ten (10) years.  The value of these options has been calculated in accordance with FAS 123R.

(7) This was a bonus paid in accordance with the “Executive Officers and Key Employee Bonus Program” described in greater detail below.

(8) Mr. Xavier T. Sal Cherch resigned from all of his positions with the Company effective March 16, 2009.

(9) Mr. Steve Carbone was appointed Interim Executive Chairman effective July 15, 2009.

Narrative Disclosure to Summary Compensation Table

Effective February 8, 2000, the Company entered into five-year employment agreements with Messrs. Papadoyianis and Cherch. In April 2007, the Board of Directors approved a renewal of the employment agreements for five (5) years and approved the modification of Paragraph (a) of Schedule “A” whereby Messrs. Papadoyianis and Cherch would each be entitled to an annual bonus of $25,000 provided that annual gross revenues of the Company exceeded $810,000. When annual revenues exceed $810,000 by more than 10%, then each would be entitled to receive 120% of the $25,000 bonus for that year.  In the event the annual gross revenues were 10% less than $810,000 the bonus would be reduced by 20%.  Furthermore, if the gross revenues were 20% less than $810,000, then the bonus would be reduced by 40%.  There would be no bonus paid if the gross revenue was more than 20% below the $810,000 figure.  The employment agreements also provided that Messrs. Papadoyianis and Cherch were entitled to automatically receive a cost of living adjustment each year.

On October 1, 2007, the board of directors approved new five-year employment agreements for Messrs. Papadoyianis and Cherch providing for salaries of $250,000 each for the first year, and then increasing by $25,000 for each subsequent year, plus an annual cost of living increase.  The actual payment of the salary would remain at 60% of the individual’s current salary, with the balance to be accrued until the Company had raised additional capital for operations.  Any deferred salary, however, accrued interest at a rate of twelve percent (12%) per annum until paid in full, and was payable in the form of shares of preferred stock of the Company at the option of the employee.  The new employment agreements further provided that Messrs. Papadoyianis and Cherch would be entitled to signing bonuses of 300,000 shares of Common Stock, taxes paid, with the value fixed at $0.16 (60% of average 30 day market price, with a discount to reflect lack of marketability for at least two (2) years due to securities law restrictions) and an annual bonus equal to not less than 0.02% of the Company’s consolidated gross profit. Gross profit was to be calculated based upon the following formula: Revenue - less direct cost of sales = Gross profit.

In addition, the new employment agreements provided that $200,000 in outstanding accrued salary for each of Messrs. Papadoyianis and Cherch was to be converted into Series A Preferred Stock on the basis of $1.00 of accrued salary for one share of Series A Preferred Stock.  The Company was required to assume the tax burden on the conversion of the Series A Preferred Stock. The Series A Preferred Stock was convertible at the option of the holder at a rate of ten (10) shares of Common Stock for each share of Series A Preferred Stock and redeemable by the Company at any time after one (1) year from the date of issue at a redemption price of $1.00 per share plus interest at a rate of eight percent (8%) per annum from the date of issue.  On December 3, 2008, Messrs. Papadoyianis and Cherch converted their shares of Series A Preferred Stock into two million (2,000,000) shares of Common Stock each.

The employment agreements with Messrs. Papadoyianis and Cherch were subsequently terminated in connection with the Settlement Agreement entered into on June 25, 2009 and all amounts owed under these and any other agreements through their resignation date, March 16, 2009, was cancelled as of the same date.  In addition, Messrs. Papadoyianis and Cherch are required to surrender back to the Company all ownership in the Company, including but not limited to all shares of common and preferred stock, as well as all stock options, warrants and any stock rights they held in the Company, except as specified in the Settlement Agreement.  Specifically, Mr. Papadoyianis will return 12,208,060 shares of Common Stock and Mr. Cherch will return 12,164,377 shares of Common Stock for cancellation.  It is anticipated that these shares will be cancelled approximately twenty (20) days after the first mailing of this information statement.  In addition, Messrs. Papadoyianis and Cherch each held options to purchase 1,500,000 shares of Common Stock, as well as warrants to purchase 44,944 shares of Common Stock, all of which will also be cancelled approximately twenty (20) days after the first mailing of this information statement.

Executive Officers and Key Employee Bonus Program

On March 31, 2006, the board of directors of the Company adopted an Executive Officers and Key Employee Bonus Program (the “Bonus Program”) in order to encourage key management employees of the Company and its subsidiaries and certain consultants to provide superior services to the Company.  The Bonus Program is to be administered by a committee made up of the independent members of the board of directors or any other committee appointed by the board of directors which is invested by the board with responsibility for the administration of the Bonus Program (in either case, the “Bonus Committee”).  Each member of the Bonus Committee is required to be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and any applicable stock exchange requirements.  Only “Employees” of the Company may participate in the Bonus Program, which is defined as: officers of the Company (including officers who are members of the board of directors), other key employees of the Company or any of its subsidiaries, and any employee of a consultant to the Company who serves in the capacity of an executive officer of the Company, such as chief executive officer, chief financial officer and chief operating officer.  The Bonus Program provides that an amount equal to ten percent (10%) of the annual increase in “gross profit” of the Company at the end of the fiscal year, over the prior fiscal year, as determined for financial reporting purposes, shall be set aside by the Company for distribution to participants under the Bonus Program within 45 days after the end of the fiscal year of the Company.  The amount so set aside each year will be the “Plan Bonus Amount” subject to distribution under the Bonus Program. “Gross profit” is defined in the Bonus Program as: Gross revenues - Direct costs = Gross Profit.  Awards will be granted under the Bonus Program to such selected Employees of the Company or its subsidiaries as the Bonus Committee will determine at the time the Plan Bonus Amount is determined. Within fifteen (15) days after determination of the annual Plan Bonus Amount, the Bonus Committee must determine which Employees will receive awards and the amount of the award to each selected Employee.  The award must then be paid to each Employee at the next regular payroll, subject to all required withholding of taxes and other amounts to which the Employee is subject.

2004 and 2008 Long-Term Incentive Plans

On October 3, 2007, the Company’s board of directors approved a 2008 Long-Term Incentive Plan (the “2008 Plan”), which was intended to replace the 2004 Long-Term Incentive Plan (the “2004 Plan”) approved by the shareholders of the Company effective December 31, 2004.

The purpose of the 2004 Plan is to advance the interests of the Company by encouraging key management employees of the Company and its subsidiaries and certain consultants to acquire a proprietary interest in the Company through ownership of Common Stock.  The aggregate number of shares which may be issued pursuant to the 2004 Plan may not exceed 3,000,000 shares of Common Stock.  Awards under the 2004 Plan may be granted to selected key full-time salaried and commissioned employees (including officers and directors if they are employees) of the Company and its subsidiaries.  No employee may be granted (a) options which exceed 350,000 shares under the 2004 Plan in any calendar year and (b) performance plan awards, stock appreciation rights, restricted stock awards and stock bonus awards which exceed 250,000 shares under the 2004 Plan in any calendar year.  In addition, the committee may not make grants of performance plan awards, stock appreciation rights, restricted stock awards and stock bonus awards which exceed 900,000 shares of Common Stock.  With respect to options granted under the 2004 Plan, the exercise price of options must be at least the greater of (a) 100% (110% in the case of an incentive stock option granted to a ten percent shareholder within the meaning of Section 424 of the Code) of the fair market value of the Common Stock on the date the option is granted; or (b) the par value of the Company’s Common Stock subject to the option.

The purpose of the 2008 Plan is to advance the interests of the Company by encouraging key management employees of the Company and its subsidiaries and certain consultants to acquire a proprietary interest in the Company through ownership of Common Stock.  The aggregate number of shares which may be issued pursuant to the 2008 Plan may not exceed 5,000,000 shares of Common Stock.  Awards under the 2008 Plan may be granted to selected key full-time salaried and commissioned employees (including officers and directors if they are employees) of the Company and its subsidiaries.  No employee may be granted (a) options which exceed 500,000 shares under the 2008 Plan in any calendar year and (b) performance plan awards, stock appreciation rights, restricted stock awards and stock bonus awards which exceed 250,000 shares under the 2008 Plan in any calendar year.  In addition, the committee may not make grants of performance plan awards, stock appreciation rights, restricted stock awards and stock bonus awards which exceed 900,000 shares of Common Stock.  With respect to options granted under the 2008 Plan, the exercise price of options must be at least the greater of (a) 100% (110% in the case of an incentive stock option granted to a ten percent shareholder within the meaning of Section 424 of the Code) of the fair market value of the Common Stock on the date the option is granted; or (b) the par value of the Company’s Common Stock subject to the option.

Outstanding Equity Awards as of June 30, 2009

The following table lists the outstanding equity incentive awards held by our named executive officers as of June 30, 2009.

	Option Awards
	Number of	Option	Option
	Securities	Exercise	Expiration
	Underlying	Price	Date
	Unexercised	($)
	Options
	(#)
Name	Exercisable
Ernest D. Papadoyianis (1)	500,000	$0.31	6/30/2016
Former President, Chief Executive Officer, and Director	1,000,000	$0.19	8/1/2018

Xavier T. Sal Cherch (1)	500,000	$0.31	6/30/2016
Former Chief Operating Officer, Secretary/Treasurer and Director	1,000,000	$0.19	8/1/2018

Steve Carbone (2) Interim Executive Chairman and Director-Elect	—	—	—

(1) All of these stock options will be cancelled approximately twenty (20) days after the first mailing of this information statement as a result of entering into the Settlement Agreement.

(2) Mr. Steve Carbone was appointed Interim Executive Chairman effective July 15, 2009.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to all persons who served as members of our board of directors (other than our named executive officers) during the fiscal year ended June 30, 2009.

Director Compensation Table

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)	($)	($)
William H. Ryan (1)	2,750	0	0	2,750
James M. Harvey (2)	2,750	0	0	2,750
Don C. Tewksbury (3)	2,750	0	0	2,750
Eric T. Jager (4)	2,250	0	0	2,250

(1)
As a result of the Company’s financial condition, these fees were earned during the fiscal year ended June 30, 3009 but as of July 24, 2009, had not been paid.  Mr. William H. Ryan resigned as a director of the Company on or about March 16, 2009.  As of June 30, 2009, Mr. Ryan did not hold any stock or option awards.

(2)
As a result of the Company’s financial condition, these fees were earned during the fiscal year ended June 30, 3009 but as of July 24, 2009, had not been paid.  Mr. James M. Harvey resigned as a director of the Company on or about March 16, 2009.  As of June 30, 2009, Mr. Harvey held an aggregate of 25,000 stock awards and 17,500 option awards.

(3)
As a result of the Company’s financial condition, these fees were earned during the fiscal year ended June 30, 3009 but as of July 24, 2009, had not been paid.  Mr. Don C. Tewksbury resigned as a director of the Company on or about March 19, 2009.  As of June 30, 2009, Mr. Tewksbury held an aggregate of 25,000 stock awards and 40,000 option awards.

(4)
As a result of the Company’s financial condition, these fees were earned during the fiscal year ended June 30, 3009 but as of July 24, 2009, had not been paid.  Mr. Eric T. Jager resigned as a director of the Company effective November 29, 2008.  As of June 30, 2009, Mr. Jager did not hold any stock or option awards.

Narrative Disclosure to Director Compensation Table

On October 3, 2007, the Company’s board of directors adopted a new director compensation plan which provides that non-employee directors will be entitled to receive an option to acquire 10,000 shares of the Company’s Common Stock granted annually at the annual meeting for a ten (10) year term under the 2008 Plan, with the option price set at the fair market value of the option at the time of the grant.  In addition, non-employee directors are entitled to receive cash compensation of $750 for each board of directors meeting attended in person and $500 for each board of directors meeting attended by telephone.  All out-of-pocket expenses incurred in attending a meeting will also be reimbursed by the Company.

INDEPENDENT AUDITORS

Berman Hopkins Wright & Laham, CPAs and Associates, LLP (“Berman”) served as the Company’s independent auditors during the fiscal years ended June 30, 2008 and June 30, 2007.

Audit fees consisted of fees billed for professional services rendered for the audits of the Company’s financial statements, reviews of its interim financial statements included in quarterly reports, services performed in connection with filings with the SEC and related comfort letters and other services that are normally provided by the Company’s auditors in connection with statutory and regulatory filings or engagements.

The aggregate fees billed by Berman for professional services rendered during the fiscal year ended June 30, 2007 were approximately $20,230. The aggregate fees billed by Berman for professional services rendered during the fiscal year ended June 30, 2008 were approximately $32,360.

There were no “Audit-Related Fees,” “Tax Fees,” or “Other Fees” billed by Berman for the fiscal years ended June 30, 2007 and June 30, 2008.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the SEC. Copies of these documents can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F. Street, N.E., Washington, D.C., 20549, at prescribed rates. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

EXHIBITS TO INFORMATION STATEMENT

Exhibit	Description

A	Written Consent of the Holder of a Majority of the Shareholders of Neptune Industries, Inc.

EXHIBIT A

WRITTEN CONSENT
OF A
MAJORITY OF THE
STOCKHOLDERS
OF
NEPTUNE INDUSTRIES, INC.

July 6, 2009

Pursuant to the authority contained in the Florida Business Corporation Act, the undersigned, being the holders of a majority of the outstanding shares of the Common Stock and the outstanding shares of Common Stock (collectively, the “Stockholders”) of NEPTUNE INDUSTRIES, INC., a Florida corporation (the “Corporation”), do hereby waive any and all formalities of notice, time, date, place and purpose of meeting and hereby adopt the following resolutions to have the same force and effect as if adopted at a duly constituted meeting of the stockholders of the Company:

Appointment of Members of the Board of Directors

WHEREAS, an involuntary Chapter 11 bankruptcy petition had been filed against the Company in the United States Bankruptcy Court in the Southern District of Florida, West Palm Beach Division, Case # 09-12509-EPK (the “Bankruptcy Filing”);

WHEREAS, all directors of the Company had resigned as a result of the Bankruptcy Filing;

WHEREAS, the Bankruptcy Filing has been dismissed as a result of the approval by the Bankruptcy Court of settlement agreement and the Company now is desirous of selecting a new board of directors;

WHEREAS,  it is in the best interests of the stockholders to appoint a board of directors to oversee the management of the Company until the next Meeting of Stockholders;

NOW, THEREFORE, BE IT HEREBY:

RESOLVED, that the undersigned stockholders, representing a majority of the stockholders of the Company do hereby appoint the following interim directors to hold their office until such time as the Company can hold a Meeting of the Stockholders as provided for in the Company’s By-Laws, or as specified by the Securities and Exchange Commission whereupon a duly elected Board of Directors will be appointed:

Michael Jourbet

Steve Carbone

General Resolutions

RESOLVED, that any acts of the directors of the Corporation appointed herby and of any person designated and authorized by an director of the Corporation in furtherance of the foregoing resolutions, which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to the adoption of such resolution, are hereby severally authorized, ratified, confirmed, approved and adopted in all respects as acts in the name of the Corporation; and be it further

RESOLVED, that any officer or director of the Corporation is authorized to do all things, to take all actions, and to execute, deliver and file all documents, instruments, certificates, and agreements in the name and on behalf of the Corporation, as such officer or director may determine necessary, desirable, advisable, or appropriate in effecting the foregoing resolutions, any such determination being conclusively, but not exclusively, evidenced by the taking of such action or the execution of any such document or instrument by any such officer; and be it further

RESOLVED, that this majority written consent may be executed by facsimile signature and that such facsimile signature shall have the same effect as original signatures; and be it further

RESOLVED, that this majority written consent may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument; and be it further

RESOLVED, that this majority written consent shall be filed with the minute book of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Stockholders of the Company have duly executed this written consent as the date first above written.

STOCKHOLDERS:

/s/ Xavier T. Cherch
Print Name: Xavier T. Cherch
# of Shares: 12,164,377

/s/ Ernest D. Papadoyianis
Print Name: Ernest D. Papadoyianis
# of Shares: 12,208,060